Exhibit 10.1

Severance Benefits for Executive Officers (as of October 26, 2018)

Ultra Clean Holdings, Inc. (together with its subsidiary Ultra Clean Technology Systems and Service, Inc., hereafter referred to as “Ultra Clean” or “the Company”) has adopted the policy set forth below regarding severance benefits for eligible Company executives upon certain events of termination of their employment (the “Policy”). This Policy may be amended or terminated by the Company at any time.

Eligible Executives. Executives of the Company may be eligible to receive severance benefits hereunder if(a)(i) they are employed in the role of an “executive officer” (as defined in Rule 3b-7 under the Securities Exchange Act of 1934) of the Company as determined by the Board of Directors or the Compensation Committee thereof from time to time, or (ii) they are determined by the Board of Directors or the Compensation Committee thereof from time to time as eligible to receive severance benefits pursuant to this Policy, due to their employment in key positions with the Company, and (b) they are notified in writing by the head of Human Resources that they are eligible to receive severance benefits pursuant to the terms and conditions of this Policy.

Involuntary Termination. An eligible executive qualifies for severance benefits pursuant to this Policy only if Ultra Clean terminates his or her employment without Cause (as defined below) and the executive, within 28 days immediately following such termination or such longer period provided for by the Company, signs and does not revoke a general release of any claims that he or she may hold against Ultra Clean, its affiliated entities and the directors, officers, employees, representatives and agents of Ultra Clean and its affiliated entities (collectively, “Ultra Clean and its Affiliates”), in a form acceptable to Ultra Clean, including a provision that the executive will not make any statement or take any action that would disparage or harm Ultra Clean and its Affiliates. Executives who might otherwise be eligible for severance benefits pursuant to this Policy shall forfeit any rights to benefits hereunder if they resign their employment or are discharged for cause. For the purpose of this Policy, “cause” shall exist if (a) the executive is convicted of, or pleads guilty or no contest to, a criminal offense; (b) the executive engages in any act of fraud or dishonesty; (c) the executive breaches any agreement with Ultra Clean; (d) the executive commits any material violation of Ultra Clean policy; (e) executive fails, refuses or neglects to perform the services required of the executive in his position at the Company; or (f) the executive is terminated for “Cause” within the meaning of any agreement by and between the executive and the Company, pursuant to such agreement. Nothing in this Policy changes the at-will nature of employment of any eligible executive.

Severance Benefits. (a) An eligible executive in the position of Chief Executive Officer who qualifies for severance benefits pursuant to this Policy shall receive the following severance benefits:

Base Salary Multiple	Bonus and Incentive Compensation Multiple	Payment of COBRA Costs	Equity Acceleration
150% of the executive’s then-current annual base salary	150% of the executive’s average annual cash bonus and cash incentive compensation as determined by the Company over the prior three years (i.e. [(Year 1 + Year 2 + Year 3) / 3] x 1.5)	18 months	Immediate vesting of unvested and outstanding Equity Awards that would vest within 18 months*

*Any Chief Executive Officer hired after the date of this Policy will not be eligible for equity acceleration under this Policy. Equity acceleration benefits payable pursuant to this Policy will be paid as a cash equivalent value as determined by the Company on the date of payment; provided, that the Board of Directors or the Compensation Committee thereof may determine that the Company shall distribute such equity acceleration benefits in the form of shares of Company stock.

(b) An eligible executive in the position of Chief Financial Officer or Chief Operating Officer who qualifies for severance benefits pursuant to this Policy shall receive the following severance benefits:

Base Salary Multiple	Bonus and Incentive Compensation Multiple	Payment of COBRA Costs	Equity Acceleration
100% of the executive’s then-current annual base salary	100% of the executive’s average annual cash bonus and cash incentive compensation as determined by the Company over the prior three years (i.e. [(Year 1 + Year 2 + Year 3) / 3])	12 months	Immediate vesting of unvested and outstanding Equity Awards that would vest within 12 months**

**Any Chief Financial Officer or Chief Operating Officer hired after the date of this Policy will not be eligible for equity acceleration under this Policy. Equity acceleration benefits payable pursuant to this Policy will be paid as a cash equivalent value as determined by the Company on the date of payment; provided, that the Board of Directors or the Compensation Committee thereof may determine that the Company shall distribute such equity acceleration benefits in the form of shares of Company stock.

For the purpose of clause (a) and (b) of this paragraph, “Equity Awards” means all options to purchase shares of Company common stock as well as any and all other stock-based awards granted to the executive, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights, but excluding any performance stock awards which remain subject to performance criteria as of the executive’s termination date.

(c) Any other eligible “executive officer” of the Company not eligible for benefits under paragraphs (a) and (b) above, or any other key employee determined by the Board of Directors or the Compensation Committee thereof as eligible to receive severance benefits pursuant to this Policy, shall receive the following severance benefits:

Base Salary Multiple	Bonus and Incentive Compensation Multiple	Payment of COBRA Costs
75% of the executive’s then-current annual base salary	75% of the executive’s average annual cash bonus and cash incentive compensation as determined by the Company over the prior three years (i.e. [(Year 1 + Year 2 + Year 3) / 3]	9 months

Payment of Benefits. Any severance payments (other than the COBRA costs) payable pursuant to this Policy shall be paid in a lump sum to the executive in cash as soon as administratively practicable after the termination date, and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year of the executive in which the termination date occurs. The COBRA costs shall be paid as incurred (by subsidizing or reimbursing the premium payments) but shall end if, prior to the end of the period of time set forth above, the executive commences alternative employment and becomes eligible for group medical coverage.

Section 409A. The payments and benefits under this Policy are intended to qualify for the short-term deferral exception to Section 409A of the Internal Revenue Code described in Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent possible and, to the extent they do not so qualify, are intended to qualify for the involuntary separation pay plan exception to Section 409A described in Treasury Regulation Section 1.409A-1(b)(9)(iii) to the maximum extent possible. To the extent Section 409A is applicable to this Policy, notwithstanding any other provision of this Policy to the contrary, if an eligible executive is a “specified employee” within the meaning of Section 409A on the date of the executive’s “separation from service” within the meaning of Section 409A, to the extent required in order to comply with Section 409A, amounts that would otherwise be payable under this Policy during the six-month period immediately following the date of such separation from service shall instead be paid on the first business day after the date that is six months following that date.

Miscellaneous. This Policy shall be governed by and construed in accordance with the laws of the state of California, without reference to principles of conflict of laws. All amounts due hereunder shall be subject to applicable tax withholding. Effective as of the date first above written, this Policy supersedes in its entirety each prior policy of the Company regarding severance benefits for executive officers, including, without limitation, the Company’s “Severance Benefits for Executive Officers (as of July 24, 2008)”. Any severance benefits payable to an eligible executive under this Policy will be reduced by and not in addition to any severance benefits to which the eligible executive would otherwise be entitled under any general severance policy or severance plan maintained by the Company or any agreement between the Participant and the Company that provides for severance benefits (unless the policy, plan or agreement expressly provides for severance benefits to be in addition to those provided under this Policy); and (ii) any severance benefits payable to an eligible executive under this Policy will be reduced by any severance benefits to which the eligible executive is entitled by operation of a statute or government regulations. To the extent required by law, the Company shall furnish a summary plan description containing additional information.